                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CUPERTINO NATIONAL BANCORP
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          CUPERTINO NATIONAL BANCORP



                         20230 STEVENS CREEK BOULEVARD
                              CUPERTINO, CA 95014

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 1996


Dear Shareholder:

          You are invited to attend the Annual Meeting of the Shareholders of Cupertino National Bancorp (the "Company"), which will be held on May 16, 1996 at 7:00 p.m. at the Saratoga Country Club, 1990 Prospect Road, Saratoga, California, 95070 for the following purposes:

     1. To elect thirteen directors to hold office for one-year terms and until their successors are elected and qualified.

     2. To consider and vote upon a proposal to amend the Company's Directors 1989 Non-Qualified Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 35,000 shares.

     3. To consider and vote upon a proposal to amend the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 60,000 shares.

     4. To consider and vote upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1996.

     5. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on April 18, 1996 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the Company's offices at 20230 Stevens Creek Boulevard, Cupertino, California, 95014.

                                    By order of the Board of Directors,



                                    /s/     C. Donald Allen
                                    -----------------------------------
                                    C. DONALD ALLEN
                                    Chief Executive Officer

Cupertino, California
April 25, 1996

                          CUPERTINO NATIONAL BANCORP
                         20230 STEVENS CREEK BOULEVARD
                          CUPERTINO, CALIFORNIA 95014

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

          The accompanying proxy is solicited by the Board of Directors of Cupertino National Bancorp, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held May 16, 1996 or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 25, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.


                              GENERAL INFORMATION

          Annual Report. An annual report for the fiscal year ended December 31, 1995, is enclosed with this Proxy Statement.

          Voting Securities. Only shareholders of record as of the close of business on April 18, 1996 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 1,857,667 shares of Common Stock of the Company, no par value, issued and outstanding. Shareholders may vote in person or in proxy. The Company's bylaws provide that a majority of all of the shares of the stock, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

          Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among the candidates as the shareholder may select, up to the number of directors to be elected. However, no shareholder shall be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes are proposed to be cast has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to voting of the intention to cumulate the shareholder's votes. On all other matters, each share of Common Stock has one vote.

          Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

          Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

          Deadline for Shareholder Proposals for 1997 Annual Meeting. Shareholder proposals intended to be considered at the 1997 Annual Meeting of Shareholders must be received by the Company no later than

December 26, 1996.   Such proposals may be included in next year's proxy
statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

          Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of March 8, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.

                                           SHARES BENEFICIALLY OWNED (1)
                                           -----------------------------
        NAME AND ADDRESS OF                   NUMBER        PERCENTAGE
        BENEFICIAL OWNERS                   OF SHARES       OF CLASS
        -------------------                -------------   -------------
Hovde Financial, Inc....................         170,245            9.17
1826 Jefferson Place, N.W.
Washington, D.C.  20036

Dick J. Randall (1).....................         129,835            6.99
20230 Stevens Creek Boulevard
Cupertino, CA  95014

Basswood Partners.......................         100,596            5.42
52 Forest Avenue
Paramus, NJ  07652

C. Donald Allen (2).....................          66,443            3.58

David K. Chui (3).......................          21,531            1.16

Carl E. Cookson (4).....................          25,399            1.37

Jerry R. Crowley (5)....................          32,580            1.75

Janet M. DeCarli (6)....................          25,118            1.35

John M. Gatto (7).......................          29,359            1.58

William H. Guengerich (8)...............          24,207            1.30

James E. Jackson (9)....................          59,024            3.18

Rex D. Lindsay (10).....................          58,483            3.15

Glen McLaughlin (11)....................          53,449            2.88

Norman Meltzer (12).....................          20,691            1.11

Dennis S. Whittaker (13)................          19,051            1.03

Steven C. Smith (14)....................          17,985            1.00

Kenneth D. Brenner (15).................          12,909              *

David Hood (16).........................          11,321              *

Hall Palmer (17)........................          12,852              *

All Directors and Executive Officers
 as a Group (17 Persons) (18)...........         620,237           33.40

* Less than 1%

(1) Includes 120,623 shares held by the Dick J. and Carolyn L. Randall Trust and 8,985 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(2) Includes 509 shares held by Mr. Allen's wife, 4,391 Shares held in an IRA for Mr. Allen, 734 shares held in a 401(k) plan for Mr. Allen and 26,341 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(3) Includes 11,394 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(4) Includes 18,044 shares held jointly by Carl E. Cookson and his spouse, and 7,355 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(5) Includes 26,817 shares held by the Crowley Family Inter Vivos Trust, 2,343 shares held by Mr. Crowley's spouse's IRA, 2,813 shares held in Mr. Crowley's IRA, and 607 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(6) Includes 13,836 shares held by Janet M. DeCarli as Trustee of the DeCarli Living Trust; 2,443 shares held by Ms. DeCarli's pension trust; and 7,785 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(7) Includes 8,882 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(8) Includes 12,331 shares held jointly by William H. Guengerich and his spouse, 6,835 shares held in an IRA for William H. Guengerich and his spouse and 4,901 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(9) Includes 15,012 shares held jointly by James E. Jackson and his spouse, 1,867 shares held in an IRA-FBO Mr. Jackson's spouse, 8,606 shares held in an IRA for Mr. Jackson, 1,700 shares held in a 401(k) plan for Mr. Jackson, 696 shares held directly by Mr. Jackson's spouse, and 30,916 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(10) Includes 45,298 shares held by the Rex D. and Leanor L. Lindsay Family Trust, 2,339 shares held by Mr. Lindsay as custodian for his minor grandchildren, and 10,619 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(11) Includes 5,964 shares in a Keogh account and 23,794 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(12) Includes 8,526 shares held in the name of Mr. Meltzer's spouse and 366 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(13) Includes 5,218 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(14) Includes 1,690 shares held in a 401(k) plan and 6,362 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(15) Represents 4,400 shares held in a 401(k) plan and 7,016 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(16) Includes 5,680 shares held in an IRA and 5,500 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(17) Includes 1,500 shares held in an IRA and 5,500 shares issuable upon the exercise of options which are exercisable within 60 days of March 8, 1996.

(18) Includes 148,618 shares issueable upon the exercise of options which are exercisable within 60 days of March 8, 1996.


ELECTION OF DIRECTORS

   The Company's Board of Directors currently consists of thirteen (13) directors, who will serve until the Annual Meetings of Shareholders to be held in 1996 and until their respective successors are duly elected and qualified. Directors are elected for a term of one year.

   Management's nominees for election at the Annual Meeting of Shareholders to the Board of Directors are as follows: C. Donald Allen, David K. Chui, Carl E. Cookson, Jerry R. Crowley, Janet M. DeCarli, John M. Gatto, William H. Guengerich, James E. Jackson, Rex D. Lindsay, Glen McLaughlin, Norman Meltzer, Dick J. Randall and Dennis S. Whittaker. If elected, the nominees will serve as directors until the Company's Annual Meeting of Shareholders in 1997, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.
In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Subject to instructions by the shareholder withholding authority to vote for one or more directors, the proxy will grant the proxy holders the discretionary authority to cumulate their votes in this manner.

   If a quorum is present and voting, the thirteen nominees for the positions as directors receiving the highest number of votes will be elected. Abstentions will have no effect on the vote.

   The table below sets forth for the Company's directors, including the nominees to be elected at this meeting, and its executive officers certain information with respect to age and background.

Directors to be elected at the 1996 Annual Meeting of Shareholders:

                                                                         DIRECTOR
NAME                    POSITION WITH THE COMPANY                AGE      SINCE
- --------------------    ----------------------------------      -----    --------
C. Donald Allen         President and Chief Executive            61         1984
                        Officer of the Company;
                        Chairman of the Board and Chief
                        Executive Officer of Cupertino
                        National Bank & Trust (the "Bank")

David K. Chui           Director                                 51         1984

Carl E. Cookson         Director                                 63         1984

Jerry R. Crowley        Director                                 57         1984

Janet M. DeCarli        Director                                 58         1984



John M. Gatto             Chairman of the Board of the Company          58         1984

William H. Guengerich     Director                                      63         1984

James E. Jackson          Director                                      61         1984

Rex D. Lindsay            Vice Chairman of the Board of the             70         1984
                          Company

Glen McLaughlin           Director                                      61         1984

Norman Meltzer            Director                                      66         1984

Dick J. Randall           Director                                      65         1984

Dennis S. Whittaker       Director                                      49         1984


Other Executive Officers of the Company as of April 15, 1996:


NAME                      POSITION WITH THE COMPANY                                    AGE
- ----                      -------------------------                                   -----
Kenneth D. Brenner        Executive Vice President/Strategic Marketing                  49

David R. Hood             Executive Vice President and Senior Lending Officer           51

Hall Palmer               Executive Vice President and Senior Trust Officer             54

Steven C. Smith           Executive Vice President and Chief Operating Officer          44

Heidi R. Wulfe            Senior Vice President and Chief Financial Officer             41

   C. Donald Allen has served as the President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the Bank for the past five years.

   David K. Chui has served as the President and Chief Executive Officer of PAN-CAL Investment Co., a commercial and residential real estate development company, since September 1977.

   Carl E. Cookson has served as the Chairman of the Board of the Santa Clara Land Title Company, a title insurance company, for the past five years.

   Jerry R. Crowley has served as the President and Chief Executive Officer of Treehouse Ltd., a venture capital firm, since June 1991. From January 1987 to June 1991, Mr. Crowley served as Chairman, President and Chief Executive Officer of Gazelle Microcircuits, Inc., a semiconductor manufacturer.

   Janet M. DeCarli has been a real estate broker for Cornish and Carey Realtors, a real estate firm, since June 1993. From September 1989 to June 1993, Ms. DeCarli was a real estate broker for Prudential California Realty, a real estate firm.

   John M. Gatto is the Chairman of the Board of Directors of the Company and Chairman of the Executive Committee of the Company and the Bank. Mr. Gatto has been the sole proprietor of Maria Enterprises, a development consultant company, since December 1993. Prior to that time, from 1984 to 1993, Mr. Gatto was an architect for Cypress Properties, a real estate development company.

   William H. Guengerich has been a private investor since March 1993. From July 1977 until his retirement in March 1993, Mr. Guengerich served as Director of Employee Relations of Measurex Corporation, an electronics manufacturing company.

   James E. Jackson has been an attorney-at-law at the law firm Jackson, Abdalah & Rodriguez, a Professional Corporation, since January 1989.

   Rex D. Lindsay serves as the Vice Chairman of the Board of Directors of the Company. For the past five years, Mr. Lindsay has been a rancher and a private investor.

   Glen McLaughlin was the Chairman of the Board of Directors of the Company and Chairman of the Executive Committee of the Company from 1990 through 1995. Mr. McLaughlin has also served as the Chairman of Venture Leasing Associates, an equipment leasing company, since December 1986.

   Norman Meltzer has been a private investor since 1995. From January 1991 until his retirement in 1995, Mr. Meltzer was an independent real estate broker involved in real estate development. Mr. Meltzer was President of Resource Planning Associates Inc., a child-care facilities development company, from January 1990 to December 1990. Prior to that time, Mr. Meltzer was a Vice President for Interland Corporation, a real estate development company, from 1982 until January 1990.

   Dick J. Randall has been a private investor and rancher since 1993. From 1962 until his retirement in 1993, Mr. Randall served as the President of The William Lyon Co., a real estate developer and construction company.

   Dennis S. Whittaker has served as the President of Whittaker Insurance Agency Inc., a personal and commercial insurance sales company, since January 1987.

   Kenneth D. Brenner joined the Company in February 1992 as Executive Vice President. Prior to that time, he served as Senior Vice President, Business Development for Silicon Valley Bank from September 1985 to February 1992.

   David R. Hood joined the Company in April 1995 as Executive Vice President and Senior Lending Officer. From April 1985 to March 1995, he held positions of Vice President, Senior Vice President and Senior Loan Officer, and Executive Vice President and Senior Lending Officer of University Bank & Trust ("University''). From 1967 to 1985 Mr. Hood held various positions of which the most recent was Vice President and Manager of the San Mateo Business Loan Center for Wells Fargo Bank, N.A.

   Hall Palmer joined the Company in May 1995 as Executive Vice President and Senior Trust Officer. Prior to that time, from May 1987 to May 1995, Mr. Palmer served as Executive Vice President and Senior Trust Officer for University.
From 1984 to 1987, Mr. Palmer was Senior Vice President and Executive Trust Officer for Key Bank of Oregon. From 1968 to 1984, Mr. Palmer was Manager and Trust Officer for Wells Fargo Bank, N.A.

   Steven C. Smith, a certified public accountant, joined the Company in December 1993 as Senior Vice President and Chief Financial Officer, and in 1995 was named Executive Vice President and Chief Operating Officer of the Company and the Bank. From July 1993 to December 1993, Mr. Smith served as Executive Vice President and Chief Financial Officer of Commercial Pacific Bank. From December 1991 to July 1993, Mr. Smith served as Executive Vice President and Chief Financial Officer of First Charter Bank. From May 1984 to August 1991, Mr. Smith served as Senior Vice President of Finance and Treasurer of Fidelity Federal Bank, a federal savings bank.

   Heidi R. Wulfe, a certified public accountant, joined the Company in January 1996 as Senior Vice President and Chief Financial Officer. From November 1989 to January 1996, Ms. Wulfe served as Senior Vice President and Controller for Fidelity Federal Bank, a federal savings bank. From 1987 to 1989, she was Vice President and Controller at Antelope Valley Savings and Loan Association. From 1977 to 1987, she was employed by Grant Thorton, Accountants and Management Consultants, as an Audit Manager.

   During the fiscal year ended December 31, 1995, the Board held twelve (12) meetings. Each director serving on the Board in fiscal year 1995 attended at least 75% of the aggregate of such meetings of the Board and the Committees on which he or she served.

   The Company does not have a standing Nominating Committee, but does have an Audit Committee and an Executive Committee that served the function of a Compensation Committee during 1995.

   The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the shareholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee during fiscal 1995 were Messrs. Crowley, McLaughlin and Randall. During the fiscal year ended December 31, 1995, the Audit Committee held four (4) meetings.

   During 1995, the Executive Committee served as the Salary and Compensation Committee, whose function is to review and approve salary, bonus levels and stock option grants. The members of the Executive Committee during fiscal 1995 were Messrs. Gatto, Lindsay, McLaughlin and Randall. During the fiscal year ended December 31, 1995, the Executive Committee held fourteen (14) meetings. For additional information concerning the Executive Committee, see "Report Of The Executive Committee Of The Board Of Directors On Executive Compensation" and "Executive Compensation And Other Matters - Executive Committee Interlocks and Insider Participation."

          The nonemployee members of the Executive Committee also serve as the Option Committee, whose function is to administer the Directors 1989 Non-Qualified Stock Option Plan and the Employee Stock Purchase Plan. For additional information concerning the Executive Committee, see "Proposal No. 2 - Amendment of the Directors 1989 Non-Qualified Stock Option Plan" and "Proposal No. 3 - Amendment of the Employee Stock Purchase Plan."

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

          The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other executive officers of the Company as of December 31, 1995 whose total salary and bonus for the year ended December 31, 1995 exceeded $100,000. In all cases, payment was for services in all capacities to the Company and its subsidiaries, during the fiscal years ended December 31, 1995, 1994 and 1993:


                                              SUMMARY COMPENSATION TABLE

                                                                                            Long Term
                                                                                           Compensation
                                                                Annual Compensation           Awards
                                                                -------------------           ------
- ----------------------------------------------------------------------------------------------------------------------
                                                                              Other         Securities
                                                                              Annual        Underlying      All Other
    Name and Principal Position         Year     Salary/1/    Bonus/2/     Compensation      Options      Compensation
    ---------------------------         ----     ---------    --------     ------------     ----------    ------------
          C. Donald Allen               1995     $174,362     $ 7,500      $8,150/3/                -     $ 6,430/6/
   President and Chief Executive        1994      146,755      30,000       8,400/3/                -       2,753/4/
Officer of the Company; Chairman of     1993      150,000           -              -                -       4,497/4/
   the Board and Chief Executive
        Officer of the Bank

         Steven C. Smith/5/             1995     $127,500     $48,000              -           11,000     $ 7,013/6/
 Executive Vice President and Chief     1994      103,416      30,000              -           11,000         830/4/
  Operating Officer of the Company      1993        4,167           -              -            4,043           -
            and the Bank

         Kenneth D. Brenner             1995     $216,701           -              -            5,975       7,270/6/
Executive Vice President of the Bank    1994      180,355     $ 5,000              -            3,509       3,789/4/
                                        1993      153,318                          -            3,508       3,428/4/
         David R. Hood/7/               1995     $ 85,462     $48,000              -           16,500       2,153/8/
      Executive Vice President
     and Senior Lending Officer
            of the Bank

          Hall Palmer/9/                1995     $ 80,000     $48,000              -           16,500       2,580/8/
      Executive Vice President
      and Senior Trust Officer
            of the Bank


/1/ Annual salary includes amounts deferred by the executive under the Company's 401(k) Profit Sharing Plan.
/2/ Bonuses are paid based on Company performance and individual objectives set by the Executive Committee.
/3/ Consists of payments for services as a director (see "Compensation of Directors").

/4/ Consists of the Company's matching contribution under the 401(k) plan. This plan is open to all employees of the Company and the Bank after service requirements are met.

/5/  Mr. Smith joined the Company in December 1993.

/6/ Consists of the Company's matching contribution of $4,500 for each officer under the 401(k) plan and premiums paid by the Bank under a split-dollar life insurance policy (the "Retirement Policy") maintained by the Bank to fund certain retirement benefits granted pursuant to an agreement with the officer. See "Retirement Benefits." These premiums amounted to $1,930 in the case of Mr. Allen, $2,513 in the case of Mr. Smith and $2,770 in the case of Mr. Brenner.

/7/  Mr. Hood joined the Company in April 1995.

/8/  Consists of payments made by the Bank under the officer's Retirement
     Policy.

/9/  Mr. Palmer joined the Company in May 1995.


        The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 1995 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants in Fiscal 1995                                                                      Potential Realizable Value at
                                                                                                      Assumed Annual Rates of Stock
                                                                                                      Price Appreciation for Option
                                                                                                                 Term /1/
- ---------------------------------------------------------------------------------------------------   -----------------------------
Name                               Number of         % of Total      Exercise or    Expiration Date          5%          10%
                                   Securities         Options       Base Price/3/
                                   Underlying        Granted to
                                    Options         Employees in
                                   Granted/2/       Fiscal Year
- ---------------------------------------------------------------------------------------------------       -------     --------
C. Donald Allen                            -                -               -                 -                 -            -

Steven C. Smith                       11,000             11.6           $8.30          07/01/01           $31,050     $ 70,444

Kenneth D. Brenner                     5,975              6.3           $8.18          05/10/01           $16,622     $ 37,710

David R. Hood                         16,500             17.4           $7.95          04/14/01           $44,612     $101,209

Hall Palmer                           16,500             17.4           $7.95          05/01/01           $44,612     $101,209

/1/ Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased in 1995 at $8.30 would yield profits of $2.82 per share at 5% appreciation over six years, or $6.40 per share at 10% appreciation over the same period. One share of stock purchased in 1995 at $8.18 would yield profits of $2.78 per share at 5% appreciation over six years, or $6.31 per share at 10% appreciation over the same period. One share of stock purchased in 1995 at $7.95 would yield profits of $2.70 per share at 5% appreciation over six years, or $6.13 per share at 10% appreciation over the same period.

/2/ Generally, options granted under the Company's 1995 Stock Option Plan (the "1995 Option Plan") vest in annual installments over three or five years, subject to the optionee's continuous employment with the Company, and are exercisable to the extent vested. See also "Employment, Severance and Change of Control Arrangements".

/3/ All options listed were granted at the estimated fair market value on the date of grant.

        The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 31, 1995, and unexercised options held as of December 31, 1995, by the persons named in the Summary Compensation Table:


                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR-END VALUE
- ---------------------------------------------------------------------------------------------------------------------------
                                                            Number of Securities
                                                           Underlying Unexercised            Value of Unexercised In-the-
                                                             Options at 12/31/95             Money Options at 12/31/95/1/
                          Shares
                        Acquired on    Value
    Name                 Exercise     Realized       Exercisable           Unexercisable       Exercisable    Unexercisable
- ---------------------------------------------------------------------------------------------------------------------------
C. Donald Allen           21,327      $191,943          26,341                       -          $213,291               -

Steven C. Smith                -             -           6,362                  19,681            30,145         $96,160

Kenneth D. Brenner             -             -           7,016                   9,484            43,311          48,061

David R. Hood                  -             -               -                  16,500                 -          87,375

Hall Palmer                    -             -               -                  16,500                 -          87,375


/1/ Based on the closing price of the Company's Common Stock on December 29, 1995, the last trading day in 1995, which was $13.25.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

        The Company entered into an employment agreement with C. Donald Allen on July 1, 1990 (the "Employment Agreement"). The agreement has an initial term of two years, and thereafter renews annually for twelve months each July 1, unless sixty days prior written notice of nonrenewal is given by either Mr. Allen or the Company. The agreement provides for a base salary, subject to annual increase by the board of directors, payment of an annual cash bonus solely at the discretion of the board of directors, use of a Bank-owned automobile, customary group medical and dental coverage, and reimbursement of expenses incurred on behalf of the Bank and the Company. The agreement specifies the payment of twelve months' base salary upon termination of Mr. Allen's employment due to a "change in control" of the Company (as defined in the agreement), and for the payment of salary for six months or until the agreement expires, whichever period is less, upon termination of Mr. Allen's employment by the Company without "cause" (as defined in the agreement). In April 1994, the

Employment Agreement was modified to memorialize the termination of the agreement effective as of July 1, 1994.

        The Bank entered into an Executive Salary Continuation Agreement with C. Donald Allen on August 1, 1993. The agreement provides for annual benefit of up to $100,000 to be paid to Mr. Allen or his designated beneficiary over a period of one hundred and eighty (180) months. The benefit is effective upon: (i) Mr. Allen's attainment of sixty-five (65) years of age or his death or disability prior to such time if he were actively employed by the Company at the time; (ii) termination of his employment by the Company without "cause" ( as defined in the agreement); (iii) termination or constructive termination of his employment by the Company after the occurrence of a "change of control" in the Company or the Bank as defined in the agreement. Although this agreement is intended to provide Mr. Allen with an additional incentive to remain in the employ of the Bank, the Agreement states it shall not be deemed to constitute a contract of employment between Mr. Allen and the Bank nor shall any provision of this agreement restrict the right of Mr. Allen to terminate his employment. The agreement shall have no impact or effect upon any separate written Employment Agreement which Mr. Allen may have with the Bank.

        The Bank has entered into an Employment, Severance and Retirement Benefits Agreement (an "Employment Agreement") with each of Steven C. Smith, Kenneth Brenner, Hall Palmer and David R. Hood, dated September 1, 1994, September 1, 1994, May 1, 1995 and August 14, 1995, respectively. Each Employment Agreement sets the officer's beginning annual salary, subject to annual cost of living adjustments, with the initial salary payable to Mr. Smith being set at $135,000 and the initial salary payable to Messrs. Brenner, Palmer and Hood being set at $120,000. In addition, the Employment Agreements with Messrs. Palmer and Hood provided that each of them would be granted an option to purchase 16,500 shares, as adjusted for stock dividends, of Common Stock of the Company under the Company's 1995 Stock Option Plan. Each of the Employment Agreements entitles the officer to severance benefits equal to 12 months' salary in the event such officer's employment is terminated for any reasons other than death, disability, retirement or certain acts of misconduct, or in the event such officer resigns within one year after a change in control of the Company, upon a reduction in responsibilities or compensation, or certain other events deemed to be unfavorable to the officer. In addition, the Employment Agreements entitle each officer to certain retirement benefits. See "Retirement Benefits."

        Options granted under the Company's 1985 Stock Option Plan and the Company's 1989 Non-Qualified Stock Option Plan contain provisions pursuant to which, in the event of a dissolution or reorganization of the Company or any reorganization, merger or consolidation in which the Company does not survive, all unexercised options will become exercisable in full until five (5) days prior to such event, unless the surviving corporation substitutes substantially equivalent options to purchase such corporation's stock.

        The Company's 1995 Stock Option Plan provides that a "Transfer of Control" of the Company will occur in the event of (i) a sale or exchange by the shareholders of all or substantially all of the Company's voting stock or (ii) certain mergers or consolidations to which the Company is a party, in which, in either case, the shareholders of the Company immediately before such sale, exchange, merger or consolidation do not retain beneficial ownership of at least a majority of the voting stock of the Company or its successor. A Transfer of Control will also occur in the event of a sale of all or substantially all of the assets of the Company (unless the shareholders of the Company immediately before such event retain beneficial ownership of at least a majority of the voting stock of the corporation to which the assets were transferred) or a liquidation or dissolution of the Company. At the discretion of the Board of Directors, options granted under the 1995 Stock Option Plan may provide that, in the event of a Transfer of Control, such outstanding option will become exercisable in full either automatically or at the discretion of the Board of Directors unless the option is assumed or the successor corporation substitutes a substantially equivalent option to purchase stock of the successor corporation.

Alternatively, the Board may provide in the grant of an option that such option will become exercisable in full automatically upon a Transfer of Control and, in addition, the successor corporation may assume or substitute a substantially equivalent option to purchase stock of the successor corporation for the outstanding option.

RETIREMENT BENEFITS

        Pursuant to the Employment Agreements between the Bank and each of Messrs. Smith, Brenner, Palmer and Hood, each such officer and his spouse (should she survive him) is entitled to retirement benefits based upon the proceeds of a split-dollar life insurance policy maintained by the Bank for each officer's benefit. Each officer may begin receiving benefits at retirement age, as defined in the individual officer's agreement or upon termination of employment, whichever occurs later. Benefits are payable in form of draws against the annual increase in the cash surrender value of the officer's insurance policy from the time benefits commence, up to a maximum annual draw of $44,000 for Mr. Palmer, $55,000 for Messrs. Brenner and Hood and $60,000 for Mr. Smith (or such lessor amount as shall have vested, as described below) with the increase in value in excess of such amount becoming the property of the Bank. The right to make such draws continues during the lifetime of the officer and his surviving spouse, but in no case longer than 40 years. The right to this retirement benefit vests to the extent of 1/84 of such amount monthly thereafter, provided that vesting is subject to acceleration in full in the event of any event following a change in control that would entitle the officer to severance benefits under the Employment Agreement. See "Employment, Severance and Change of Control Arrangements."

COMPENSATION OF DIRECTORS

        During 1995, each director of the Company was paid a retainer of $6,600 per year (payable at the rate of $550 per month) and, in addition, a fee of $150 for attendance at each meeting of the Board of Directors of the Company. Each non-employee director was also paid a fee of $50 for attendance at each committee meeting ($75 for each meeting of the Loan & Audit Committee, with the chairman receiving an additional $25 per meeting) of the Board of Directors of the Company and the Bank.

        For 1996, the Chairman and Vice Chairman of the Board will receive annual retainers of $15,000 and $12,500, respectively. All other directors will receive an annual retainer of $10,000. In addition, the Chairman and Vice Chairman of the Directors' Loan Committee will receive annual retainers of $4,500 and $4,000, respectively. The Chairman of the Audit Committee will receive an annual retainer of $2,000 and Audit Committee members will each receive an annual retainer of $1,500. The Trust Committee Chairman will receive an annual retainer of $2,000 and Trust Committee members will each receive $1,500. The Compensation Committee members will each receive an annual retainer of $1,000.

        Each director of the Company is eligible to participate in the Company's Directors 1989 Non-Qualified Stock Option Plan (the "1989 Option Plan") . The Directors 1989 Option Plan provides for the grant of nonstatutory options to Directors of the Company and its subsidiaries. Options granted under the 1989 Plan generally vest over a period of three years. See "Proposal No. 2 - Amendment Of The Directors 1989 Non-Qualified Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Executive Committee acts as the Executive Compensation Committee of the Company. The Committee's members during fiscal 1995 were Glen McLaughlin, Chairman of the Board, Rex Lindsay, Vice Chairman of the Board, John Gatto and Dick Randall. Additionally, the Executive Committee's actions are ratified by the Board of Directors.

        The directors and officers of the Company, and certain of the business and professional organizations with which they are associated, have had, but are not obligated to have, banking transactions with the Bank in the ordinary course of business. Loans and commitments to loan in such transactions have been and will continue to be made in accordance with applicable laws and on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons of similar credit worthiness and will not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1995, the aggregate amount of loans and commitments to loan outstanding to directors, officers and such organizations was $2,197,000.

        The Bank has a significant deposit relationship with Santa Clara Land Title Company, of which Carl E. Cookson is Chairman and majority shareholder, and for which Rex D. Lindsay and Dick J. Randall serve as directors and shareholders. Average monthly deposits in the Bank by Santa Clara Land Title Company ranged between $700,000 and $8.5 million during 1995, and amounted to $775,000 at December 31, 1995. The deposit arrangements with this customer have been and will continue to be on substantially the same terms as those prevailing at the time for comparable deposits from other customers.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

        Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% shareholders were complied with properly.

CHANGES TO BENEFIT PLANS

        The Company has proposed an amendment of the Directors 1989 Non-Qualified Stock Option Plan to increase the number of shares reserved for issuance thereunder by 35,000 shares. See "Proposal No. 2 - Amendment Of The Directors 1989 Non-Qualified Stock Option Plan." The Company has also proposed an amendment of the Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 60,000 shares. See "Proposal No. 3 - Amendment Of Employee Stock Purchase Plan."

The following table sets forth shares acquired under the Directors 1989
Option Plan and the Employees Purchase Plan during the year ended December 31, 1995 by (i) each executive officer named in the Summary Compensation Table, (ii) all current executive officers as a group, (iii) all current directors who are not executive offers as a group; and (iv) all employees, including all officers who are not executive officers, as a group. Grants under the 1989 Option Plan are made at the discretion of the Option Committee and participation under the Purchase Plan is at the election of each employee. ACCORDINGLY, FUTURE PURCHASES AND PRICING INFORMATION UNDER THE PURCHASE PLAN ARE NOT YET DETERMINABLE.

                               NEW PLAN BENEFITS

                                                DIRECTORS
                                           1989 NON-QUALIFIED                     EMPLOYEE
                                           STOCK OPTION PLAN (1)           STOCK PURCHASE PLAN (2)
                                        --------------------------      ----------------------------
                                        EXERCISE PRICE   NUMBER OF      PURCHASE PRICE     NUMBER OF
        NAME AND POSITION                 (PER SHARE)      SHARES         (PER SHARE)        SHARES
        -----------------               --------------   ---------      --------------     ---------
         C. Donald Allen                          -             -            $6.85             510
  President and Chief Executive                                              $6.95             432
 Officer of the Company; Chairman                                            $7.25             414
 of the Board and Chief Executive                                            $8.50             412
       Officer of the Bank

         Steven C. Smith                          -             -            $6.85             263
 Executive Vice President, Chief                                             $6.95             647
 Operating Officer of the Company                                            $7.25             622
           and the Bank                                                      $8.50             529

        Kenneth D. Brenner                        -             -            $6.85             102
     Executive Vice President                                                $6.95             101
       Strategic Marketing                                                   $7.25             241
                                                                             $8.50             236

          David R. Hood                           -             -            $8.50             141
   Executive Vice President and
Senior Lending Officer of the Bank

           Hall Palmer                            -             -            $8.50             352
   Executive Vice President and
 Senior Trust Officer of the Bank

   Executive Group (6 persons)                    -             -                            5,002

   Non-executive Director Group              $10.68        25,950               -                -
           (12 persons)

  Non-executive Officer Employee                  -             -                            8,240
              Group

 (1) The 1989 Non-qualified Stock Option Plan provides for grants of options only to non-employee directors.
 (2) Non-employee directors are not eligible to participate in the Employee Stock Purchase Plan.

Figures have been adjusted, as applicable, for a 10% stock dividend in December 1995.

                       REPORT OF THE EXECUTIVE COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

          The compensation of the executive officers of the Company and the Bank is reviewed and approved annually by the Executive Committee of the Board of Directors, which also serves as the Compensation Committee of the Company and the Bank. The Company's executive officers are also executive officers of Cupertino National Bank. During 1995, Glen McLaughlin, Rex D. Lindsay, John M. Gatto and Dick J. Randall were members of the Executive Committee.

          The Executive Committee's philosophy is that compensation should be designed to reflect the value created for shareholders while supporting the Company's strategic goals. The committee reviews the compensation of top executives to insure that the Company's compensation programs are linked to its financial performance and shareholders' interests and total compensation opportunities are aimed at the 75th percentile of those offered by employers of comparable size in our industry. Annual compensation for the Company's executive officers consists of three elements:

          1) Salary, which is determined on the basis of factors such as the individual officer's level of responsibility and comparison to similar positions in the Company and comparable companies in the industry. Salaries are reviewed by the Executive Committee on an annual basis.

          2) Annual cash incentive bonuses, which are determined on the basis of individual performance and the performance of the Company measured primarily in terms of increases in the Company's return on shareholders equity, return on average assets, earnings per share, asset growth, net interest margin, credit losses and expense controls. The annual incentive compensation plan is funded from the Company's pre-tax income. Individual awards for executive officers are based upon percentages of the total bonus pool based on the individual's position and the Executive Committee's assessment of such individual's contribution in such position, determined by the performance of the Company and the Bank based upon measurable goals, adjusted annually. While many of the factors considered in determining whether to award an incentive bonus are objective, the Executive Committee may exercise its subjective judgment in determining actual bonus amounts. During 1995 the Committee awarded incentive bonuses to certain executive officers, including the Chief Executive Officer, based on a number of criteria, including the performance of the Company and the participant and the individual's achievement of goals specified by the Board of Directors. See "SUMMARY COMPENSATION TABLE."

          3) Stock option grants, which are intended to increase the executive's interests in the Company's long-term success and to link the interests of the executives with those of the shareholders as measured by the Company's share price. Stock options are granted at the prevailing market value of the Company's common stock and will only have value if the Company's stock price increases. Generally, options vest in equal amounts over three or five years.


                EXECUTIVE COMMITTEE and COMPENSATION COMMITTEE

                Glen McLaughlin
                Rex D. Lindsay
                John M. Gatto
                Dick J. Randall

COMPARISON OF SHAREHOLDER RETURN

          Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Total Return Index for Nasdaq U.S. Stocks ("Nasdaq US") and the Nasdaq Bank Stock Index ("Nasdaq Banks") as of the end of each of the Company's last five fiscal years. /1/

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              FROM DECEMBER 31, 1990 THROUGH DECEMBER 29, 1995/2/
           AMONG CUPERTINO NATIONAL BANK, NASDAQ US AND NASDAQ BANKS

                        PERFORMANCE GRAPH APPEARS HERE

                             CUPERTINO
Measurement Period           NATIONAL                    NASDAQ
(Fiscal Year Covered)          BANK         NASDAQ US    BANKS
- -------------------          ----------     ---------    ------
Measurement Pt-12/31/90      $100.00        $100.00      $100.00
FYE 12/31/91                 $108.36        $160.56      $164.09
FYE 12/31/92                 $122.81        $186.87      $238.85
FYE 12/31/93                 $158.93        $214.51      $272.39
FYE 12/30/94                 $154.36        $209.69      $271.41
FYE 12/29/95                 $243.22        $296.30      $404.35

/1/ The last trading day in 1994 was December 30, 1994 and the last trading day in 1995 was December 29, 1995.
/2/ Assumes that $100.00 was invested on December 31, 1990 in the Company's Common Stock and each index, and that all dividends were reinvested; returns have been adjusted for stock dividends declared by the Company. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                                PROPOSAL NO. 2

        AMENDMENT OF THE DIRECTORS 1989 NON-QUALIFIED STOCK OPTION PLAN

          The Directors 1989 Non-Qualified Stock Option Plan (the "1989 Option Plan") provides for the granting of non-qualified stock options to directors of the Company or the Bank who are not employees of the Bank. The Board of Directors has approved an amendment to the 1989 Option Plan, subject to shareholder approval, to increase the number of shares reserved for issuance under the 1989 Plan by 35,000 shares. The Board of Directors believes that approval of the amendment to the 1989 Option Plan is in the best interest of the Company and its shareholders because the ability to grant stock options is an important factor in attracting, motivating and retaining qualified members of the Board of Directors.

          As of March 8, 1996, options to purchase 108,832 shares of Common Stock were outstanding at a weighted average exercise price of $6.19, options to purchase 10,762 shares had been exercised and options to purchase 1,315 shares were available for future grant. The closing price of the Company's Common Stock reported on The Nasdaq National Market on March 8, 1996 was $13.75 per share.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN

          The following summary of the Option Plan is qualified in its entirety by the specific language of the 1989 Option Plan, a copy of which is available to any shareholder upon request.

          General. The 1989 Option Plan provides for the grant of non-qualified stock options to non-employee directors. As proposed to be amended, an additional 35,000 shares of the authorized but unissued shares of the Common Stock of the Company may be issued upon the exercise of options granted pursuant to the 1989 Option Plan. To the extent any outstanding option under the 1989 Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the 1989 Option Plan and become available for future grant.

          Administration. The 1989 Option Plan is administered by the Executive Committee. Subject to the provisions of the 1989 Option Plan, the Executive Committee is authorized, among other things, to select the persons to whom options may be granted, to specify the number of shares of Common Stock with respect to which options may be granted, to determine the terms and conditions of options granted under the 1989 Option Plan, including the exercise price thereof, and to interpret the 1989 Option Plan. The interpretation and construction by the Executive Committee of any provision of the 1989 Option Plan or any option granted thereunder is deemed final.

          Eligibility. Only directors of the Company or the Bank who are not employees of the Bank are eligible for grants of options under the 1989 Option Plan.

          Terms and Conditions of Options. Each option granted under the 1989 Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1989 Option Plan. Generally, options may be exercised by payment of the exercise price in cash, by check, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, or by such other consideration as the Board of Directors may approve from time to time.

          Options granted under the 1989 Option Plan will become exercisable and vested at such times as specified by the Executive Committee. Generally, options granted under the 1989 Option Plan become exercisable as the underlying shares vest. Shares subject to options generally vest in installments over a period of three years, subject to the optionee's continued service as a director. The maximum term of options granted under the 1989 Option Plan is ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

          Merger of Liquidation. Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company is not the surviving entity, the 1989 Option Plan and each option granted thereunder shall terminate, provided that if any outstanding options are not assumed or replaced by the surviving entity, the vesting and exercisability of such options shall be accelerated, and the holders thereof shall have the right to exercise such options until five (5) days prior to the effective date of such dissolution, liquidation, reorganization, merger or consolidation.

          Termination or Amendment. Unless the 1989 Option Plan is sooner terminated, no options may be granted under the 1989 Option Plan after April 27, 1999.

          The Board of Directors may terminate or amend the 1989 Option Plan at any time, but, without shareholder approval, the Board may not amend the 1989 Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatuatory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

          The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the 1989 Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation.

          Options granted under the 1989 Option Plan are nonstatuatory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatuatory stock option, the optionee normally recognizes ordinary income to the extent that the fair market value of the shares on the determination date (as defined below) exceeds the option exercise price. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of shares at a profit would subject the optionee to suit under
Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), in which case the determination date is the later of (i) the date on which the shares vest, or (ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatuatory stock option, any gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatuatory option or sale of the stock acquired pursuant to such grant. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatuatory option.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

          The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will not be counted for or against this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE 1989 OPTION PLAN.


                                PROPOSAL NO. 3
                   AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

          The Board of Directors adopted the Cupertino National Bancorp Employee Stock Purchase Plan (the "Purchase Plan") in February 1991, and the shareholders approved the Purchase Plan in April 1991. The Purchase Plan provides for the purchase of the Company's Common Stock by employees of the Company and any subsidiaries designated by the Board. Management believes that the Purchase Plan is an important factor in attracting and retaining qualified employees essential to the success of the Company. The Board of Directors amended the Purchase Plan, subject to shareholder approval, to (i) increase the number of shares reserved for issuance under the Purchase Plan by 60,000 shares. The amendment will enable eligible employees of the Company to continue to purchase shares under the terms and conditions of the Purchase Plan. As of March 8, 1996, a total of 35,360 shares of the Company's Common Stock were available for issuance under the Purchase Plan as previously approved by the shareholders.

SUMMARY OF THE PROVISIONS OF THE PURCHASE PLAN, AS AMENDED

          The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any shareholder upon request. The numbers of shares specified in this section and elsewhere in this Proxy Statement have been adjusted to reflect stock dividends effected from time to time prior to the date of this Proxy Statement.

          General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. The Purchase Plan gives each participant the right at the beginning of each offering period under the plan to purchase shares of the Common Stock of the Company (a "Purchase Right"), which Purchase Right will be exercised on each purchase date under the Purchase Plan unless the participant has withdrawn from participation in the offering or in the plan prior to such purchase date. As previously approved by the shareholders, a maximum of 73,934 of the authorized but unissued shares of the Common Stock of the Company may be issued under the Purchase Plan. The Board of Directors has amended the Purchase Plan, subject to shareholder approval, to increase to 133,934 shares the aggregate maximum number of shares that may be issued under the plan. In the event of any stock dividend, stock split, combination or reclassification of the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, or, at the Board's discretion in the event of any reorganization, recapitalization, rights offering, consolidation or merger of the Company, proportional adjustments will be made to the number of shares subject to the Purchase Plan and outstanding Purchase Rights and to the purchase price. If any Purchase Right expires or terminates, the shares of Common Stock subject to such Purchase Right are returned to the Purchase Plan and may again be subjected to a Purchase Right.

          Administration. The Purchase Plan is administered by the Board of Directors or by a duly appointed committee thereof.

          Eligibility. Any employee of the Company or of any subsidiary corporation of the Company designated by the Board is eligible to participate in the Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and at least five months in a calendar year and has completed three months of continuous employment. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company is entitled to participate in the Purchase Plan. As of March 8, 1996, 90 employees were eligible to participate in the Purchase Plan.

          Offerings. Generally, each offering of shares under the Purchase Plan (an "Offering") is for a period of three months, commencing on the first day of each calendar quarter. However, the Board may establish a different term for one or more Offerings or different commencement or ending dates.

          Participation and Purchase of Shares. Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions, which may not exceed 10% of compensation for each pay period during an Offering or such other rate as the Board determines. If an Offering is shorter than 13 weeks, the maximum withholding percentage will equal 10%, or such other rate determined by the Board, multiplied by 13 and divided by the number of weeks in the Offering. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee ceases to be an eligible employee, withdraws from the Purchase Plan, or terminates employment.

          Subject to certain limitations, each participant in an Offering has a Purchase Right equal to 10% of the participant's base compensation for the Offering (determined at the rate of base compensation in effect on the first day of the Offering) divided by 85% of the fair market value of a share of Common Stock on the first day of the Offering. Participants may not purchase shares of the Company's Common Stock having a fair market value exceeding $25,000 for each calendar year in which the participant participates in the Purchase Plan (measured by the fair market value of the Common Stock on the first day of the Offering in which the shares are purchased).

          At the end of each Offering, a participant acquires the number of shares of the Company's Common Stock determined by dividing the total amount of payroll deductions from the participant's compensation during the Offering by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for the Offering. The purchase price per share at which the shares are sold under the Purchase Plan generally equals 85% of the lesser of the fair market value of a share of Common Stock on the first day of the Offering or on the last day of the Offering. The fair market value of the Common Stock on any relevant date generally will be the average of the high and low sales prices per share of the Company's Common Stock on such date as reported on the Nasdaq National Market. As of March 8, 1996, the fair market value of the Company's Common Stock was $13.75 per share. Any payroll deductions under the Purchase Plan not applied to the purchase of shares is returned to the participant, except for an amount insufficient to purchase another whole share, which amount may be applied to the next Offering.

          A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

          Merger or Sale. In the event of a merger of the Company or a sale of all or substantial all of its assets, the Board may accelerate the last day of the current Offering to a date on or before the effective date of the transaction unless the successor corporation or a parent or subsidiary corporation thereof assumes or substitutes substantially equivalent purchase rights for those outstanding under the Purchase Plan. Unless otherwise provided by the Board, the current Offering will terminate immediately prior to a dissolution or liquidation of the Company.

          Termination or Amendment. The Purchase Plan will continue until terminated by the Board of Directors or until all of the shares reserved for issuance under the Purchase Plan have been issued. The Board may amend or terminate the Purchase Plan at any time, except that the approval of the Company's shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, changing the designation of employees eligible to participate in the Purchase Plan, or materially increasing the benefits which may accrue to participants under the Purchase Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

          The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

          A participant recognizes no taxable income either as a result of commencing to participate in the Purchase Plan or purchasing shares of the Company's Common Stock under the terms of the Purchase Plan. If a participant disposes of shares purchased under the Purchase Plan within two years from the first day of the applicable Offering or within one year from the purchase date (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than twelve months, otherwise it will be short-term.

          If the participant disposes of shares purchased under the Purchase Plan at least two years after the first day of the applicable Offering and at least one year after the date of purchase, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

          If the participant still owns the shares at the time of death, ordinary income will be recognized in the year of death equal to the lesser of
(i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering in which the shares were purchased.

          The Company should be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by section 162(m) of the Code, which imposes a $1 million cap on the amount of compensation paid to a corporation's five most highly-compensated executive officers that the corporation may deduct in any year for federal income tax purposes, subject to the exclusion of certain forms of incentive-based compensation. In all other cases, no deduction is allowed to the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

          The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes will not be counted for or against this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT OF THE PURCHASE PLAN.

                                PROPOSAL NO. 4

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

          The Board of Directors of the Company has selected Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1996. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

          Deloitte & Touche LLP, the Company's former independent accountants, were dismissed on October 20, 1994. The decision to change accountants was approved by the Company's Board of Directors on October 20, 1994 and became effective upon the signing of an agreement letter with the new independent auditors. Coopers & Lybrand L.L.P. was engaged on October 20, 1994 as the Company's independent accountants. Deloitte & Touche LLP's report on the financial statements for both of the past two years contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and any subsequent interim period preceding the dismissal there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference to the subject matter of the disagreement in connection with this report. Furthermore, during the two most recent fiscal years and any subsequent interim period preceding the dismissal there were no notifications by Deloitte & Touche LLP that the Company's internal controls were not reliable, that management's representations could not be relied upon, that there was no need to significantly increase the scope of their audits, or that information had been noted that materially impacts the fairness or reliability of the financial statements.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

          The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                         TRANSACTION OF OTHER BUSINESS

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors



                                    /s/    C. Donald Allen
                                    ----------------------------------
                                    C. DONALD ALLEN,
                                    Chief Executive Officer


Cupertino, California
April 25, 1996

                           CUPERTINO NATIONAL BANCORP
                         20230 STEVENS CREEK BOULEVARD
                              CUPERTINO, CA 95014

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints C. Donald Allen and Steven C. Smith as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Cupertino National Bancorp held of record by the undersigned on April 18, 1996, at the Annual Meeting of Shareholders to be held on May 16, 1996, at the Saratoga Country Club, Prospect Road, Saratoga, California, at 7:00 p.m. Pacific time, or any adjournment thereof.

  1. ELECTION OF DIRECTORS

     [_] FOR nominees listed below (except as marked to the contrary below)

         C. Donald Allen, David K. Chui, Carl E. Cookson, Jerry R. Crowley, Janet M. DeCarli, John M. Gatto, William H. Guengerich,
         James E. Jackson, Rex D. Lindsay, Glen McLaughlin, Norman Meltzer, Dick J. Randall, Dennis S. Whittaker

     [_] WITHHOLD AUTHORITY to vote for nominees listed below

  (INSTRUCTION: To withhold authority to vote for nominee, write nominee's name in the space provided below)


  ____________________________________________________________________________

  2. TO AMEND THE CUPERTINO NATIONAL BANCORP DIRECTORS 1989 NON-QUALIFIED STOCK OPTION PLAN.
                         [_] FOR   [_] AGAINST   [_] ABSTAIN

                 (Continued and to be signed on reverse side.)



  3. TO AMEND THE CUPERTINO NATIONAL BANCORP EMPLOYEE STOCK PURCHASE PLAN.

                         [_] FOR   [_] AGAINST   [_] ABSTAIN

  4. TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                         [_] FOR   [_] AGAINST   [_] ABSTAIN

  5. AT THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                         [_] FOR   [_] AGAINST   [_] ABSTAIN

                                                Please sign exactly as name
                                                appears to the left. When
                                                shares are held in joint
                                                tenancy, all of such persons
                                                should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title as such. If a
                                                corporation, please sign in
                                                full corporate name by
                                                President or other authorized
                                                officer. If a partnership,
                                                please sign in partnership
                                                name by authorized person.

                                                Dated: __________________, 1996

                                                _______________________________
                                                Signature

                                                _______________________________
                                                Signature if held jointly

              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
              BY THE ABOVE SHAREHOLDER. IF NO DIRECTION IS TAKEN
             THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.